Exhibit 21.1

SUBSIDIARIES

Energy One LLC, Wyoming, wholly-owned limited liability company.

New Horizon Resources, LLC, North Dakota wholly-owned limited liability company.

Coyote Resources, LLC, a wholly-owned Montana limited liability company.